Cypress Energy Partners, L.P. 8-K

EXHIBIT 99.1

Cypress Energy Partners, L.P. Announces Third-Quarter 2018 Results

TULSA, Oklahoma—(BUSINESS WIRE)—November 12, 2018

Cypress Energy Partners, L.P. (NYSE:CELP) today reported:

•	Revenues of $84.8 million for the third quarter, an increase of 9% from the third quarter of 2017, and a sequential increase of 11% over the second quarter of 2018;
•	Gross margin of $12.9 million for the third quarter, an increase of 37% from the third quarter of 2017, and a sequential increase of 18% over the second quarter of 2018;
•	Coverage ratio of 2.29x, an increase of 67% from the third quarter of 2017;
•	Cash distribution of $0.21 per unit, consistent with the last six quarters; and
•	Largest inspection contract award in its 15-year history, with an investment-grade client.

Peter C. Boylan III, Cypress Energy Partners, L.P.’s (“CELP” or the “Partnership”) Chairman and Chief Executive Officer stated, “I am very pleased with our strong, organic operating results during the quarter across all three of our reporting segments. During the quarter we generated a gross margin of $12.9 million, representing a 15% gross margin and a 37% increase over the same period last year, reflecting our solid improvement in focusing on higher margin opportunities. Year to date, our Adjusted EBITDA has increased 38% over the same period in 2017, reflecting the solid, continuing recovery in our business. I am also proud to report that our year-to-date gross margin has increased an impressive 31% compared to 2017 and our Pipeline and Process Services (formerly Integrity Services) segment has seen a year-to-date 276% increase in gross margin, consistent with our previously-stated strategy of focusing on our higher margin services.”

“We have evaluated numerous acquisition opportunities to expand and enhance the breadth and depth of the essential pipeline inspection and integrity services we offer to our clients. Our sponsor, Cypress Energy Holdings, LLC, recently completed two acquisitions that we believe will allow us to accomplish that goal. Both transactions were asset purchases that require some repositioning before bringing them into the Partnership. Our sponsor intends to offer them to the Partnership once it has accomplished certain developmental goals. These acquisitions would move us into several new lines of work, including water treatment, in-line inspection for oil and gas and other customers, equipment rental (which could be converted into a service business before offering this line of business to the Partnership), and offshore hydrostatic testing, and would give us a platform to expand into other pipeline and process services, both onshore and offshore. These two transactions would also allow us to enter the growing and attractive in-line inspection (“ILI”) industry with next-generation technology capable of helping pipeline owners and operators better manage the integrity of their assets in both the energy industry and municipal water industry.”

“In both our Pipeline Inspection and Pipeline and Process Services segments, we continue to invest in talent, technologies, and capabilities that we believe will drive growth, expand the number of customers we serve, increase margins, and deliver attractive returns on capital. The outlook for global commodity supply and demand dynamics is positive. I am confident that CELP has the right strategy, talent, technology, and services to deliver attractive, long-term growth. We have a solid balance sheet and, with these two new acquisitions, some attractive future strategic drop-down opportunities to enhance our growth. We remain a leader in North America in the inspection and integrity industry, which we believe is poised for attractive long-term growth, given the aging energy infrastructure in North America, as well as new construction that requires our essential midstream services.”

Additionally, Mr. Boylan stated, “We have completed the previously-announced process of evaluating strategic alternatives and concluded that remaining independent at this time and building out these acquisition opportunities represents the most attractive opportunity to build long-term value for the Partnership. The long-term increasing demand for pipeline inspection, integrity services, and water solutions remains strong due to our nation’s aging pipeline infrastructure and growing production, and we believe we are well-positioned to capitalize on the opportunities that improving market conditions will create. The future drop down of the recent acquisitions should also position us to eventually resume increasing our distributions.”

Third Quarter:

•	Revenue of $84.8 million for the three months ended September 30, 2018, compared with $77.7 million for the three months ended September 30, 2017, representing a 9% increase. For the quarter, revenue increased by 11% over the three months ended June 30, 2018 of $76.5 million.

•	Gross margin of $12.9 million for the three months ended September 30, 2018, compared to $9.4 million for the three months ended September 30, 2017, representing a 37% increase. For the quarter, gross margin increased 18% over the three months ended June 30, 2018, with a gross margin of $10.9 million. The gross margin percentage was 15% for the three months ended September 30, 2018, compared to 12% for the three months ended September 30, 2017 and 14% for the three months ended June 30, 2018.

•	Net income of $5.0 million for the three months ended September 30, 2018, compared to $0.6 million for the three months ended September 30, 2017. Net income included gains on asset disposals of $0.8 million and was reduced by losses on asset disposals of $0.2 million for the three months ended September 30, 2018 and 2017, respectively. For the three months ended June 30, 2018, net income was $3.6 million, which included $1.6 million of gains on asset disposals.
•	Net income attributable to CELP limited partners (“limited partners”) of $4.7 million for the three months ended September 30, 2018, compared to $1.6 million for the three months ended September 30, 2017, representing a 200% increase. During the three months ended September 30, 2017, net income attributable to limited partners benefitted from $1.0 million of sponsor support. For the three months ended June 30, 2018, net income attributable to limited partners was $3.4 million.
•	Adjusted EBITDA of $7.6 million for the three months ended September 30, 2018 (including noncontrolling interests), compared to $4.5 million for the three months ended September 30, 2017 (including noncontrolling interests), representing an increase of 70%. The third-quarter Adjusted EBITDA increased 29% compared to the Adjusted EBITDA of $5.9 million during the three months ended June 30, 2018.
•	Adjusted EBITDA attributable to limited partners of $7.2 million for the three months ended September 30, 2018, compared to $5.3 million for the three months ended September 30, 2017, representing an increase of 35%. During the three months ended September 30, 2017, Adjusted EBITDA attributable to limited partners benefitted from $1.0 million of sponsor support. The third-quarter Adjusted EBITDA attributable to limited partners increased 28% compared to Adjusted EBITDA attributable to limited partners of $5.6 million during the three months ended June 30, 2018.
•	Distributable Cash Flow available to limited partners of $5.7 million for the three months ended September 30, 2018, compared to $3.4 million for the three months ended September 30, 2017, representing an increase of 68%. During the three months ended September 30, 2017, Distributable Cash Flow available to limited partners benefitted from $1.0 million of sponsor support. The third-quarter Distributable Cash Flow increased 84% compared to the Distributable Cash Flow of $3.1 million during the three months ended June 30, 2018.
•	A distribution coverage ratio of 2.29x in the third quarter of 2018, compared to a coverage ratio of 1.37x in the third quarter of 2017 and a coverage ratio of 1.25x in the second quarter of 2018.
•	A leverage ratio of 3.3x compared to a 4.0x covenant maximum and an interest coverage ratio of 5.2x compared to a 3.0x covenant minimum at September 30, 2018, as calculated under the terms of the credit facility.

Year-To-Date:

•	Revenue of $226.1 million for the nine months ended September 30, 2018, an increase of 4% from the same period in the prior year. This increase was due to increased customer activity in each of the business segments, despite the sale during 2018 of the two saltwater disposal facilities in Texas and a significant reduction in our Canadian operations. Revenues of the U.S. operations of our Pipeline Inspection segment increased by 12% in 2018 compared to 2017. Revenues of the North Dakota operations of our Water Services segment increased by 81% in 2018 compared to 2017 in part driven by our two new pipelines.
•	Net income of $9.5 million for the nine months ended September 30, 2018, compared to net loss of $3.9 million for the same period in the prior year. Net income for the nine months ended September 30, 2018 included gains on asset disposals of $4.1 million. Net income for the nine months ended September 30, 2017 was reduced by losses on asset disposals of $0.1 million and impairment charges of $3.6 million.
•	Net income attributable to limited partners of $8.8 million for the nine months ended September 30, 2018, compared to $0.2 million for the same period in the prior year (including impairment charges of $2.8 million). During the nine months ended September 30, 2017, net income attributable to limited partners benefitted from $2.8 million of sponsor support.
•	Adjusted EBITDA of $16.8 million for the nine months ended September 30, 2018 (including non-controlling interests), compared to $12.1 million for the same period in the prior year, an increase of 38%. During the nine months ended September 30, 2017, Adjusted EBITDA included $1.8 million of sponsor support. Excluding sponsor support in the prior year period, Adjusted EBITDA increased 62%.
•	Adjusted EBITDA attributable to limited partners of $15.7 million for the nine months ended September 30, 2018, compared to $13.2 million for the same period in the prior year, an increase of 19%. During the nine months ended September 30, 2017, Adjusted EBITDA attributable to limited partners included $2.8 million of sponsor support. Excluding sponsor support in the prior year period, Adjusted EBITDA attributable to limited partners increased 50%.
•	Distributable Cash Flow attributable to limited partners of $9.8 million for the nine months ended September 30, 2018, an increase of 44% from the same period in the prior year, and an increase of 141% excluding sponsor support in the prior year.

Highlights include:

•	A more attractive mix of businesses generating higher margins, EBITDA, and distributable cash flow on less working capital, as previously outlined by executive management.
•	The Pipeline Inspection segment averaged 1,263 inspectors per week for the third quarter of 2018, an increase compared to 1,211 in the third quarter of 2017 and 1,188 in the second quarter of 2018. The focus on maintenance and integrity work and non-destructive examination (“NDE”) continues to benefit gross margins in comparison with basic inspection work.
•	The Water Services segment disposed 4.3 million barrels of saltwater at an average revenue per barrel of $0.78 for the third quarter of 2018, compared with the disposal of 3.1 million barrels of saltwater at an average revenue per barrel of $0.68 for the third quarter of 2017 and 3.6 million barrels of saltwater at an average revenue per barrel of $0.85 for the second quarter of 2018. The significant increase reflects the successful divestiture of two saltwater disposal facilities in the Permian, two new pipelines in the Bakken, and the re-opening of a saltwater disposal facility that was struck by lightning in 2017.
•	Maintenance capital expenditures for the nine months ended September 30, 2018 were $0.5 million, compared to $0.3 million in the same period in 2017.
•	Expansion capital expenditures during the first nine months of 2018 totaled $4.9 million and were primarily related to a new pipeline system at one of the facilities in North Dakota, the rebuilding of two saltwater disposal facilities that were struck by lightning in 2017 (one of which was subsequently sold), and equipment purchases in the Pipeline Inspection segment to support its growth. We received insurance recoveries to fund the reconstruction of the two saltwater disposal facilities struck by lightning.

Looking forward:

•	CELP continues to successfully grow its business organically, pursuing new projects, new customers, and renewing existing contracts. CELP has solid growth prospects in the foreseeable future. During the third quarter, Tulsa Inspection Resources, our Pipeline Inspection Services segment, secured the largest contract in its 15-year history.
•	The Pipeline and Process Services segment’s third-quarter results substantially improved over the prior year with an increase in average revenue per field personnel. This segment continued to see improvement as the energy industry continues to recover from the two-year downturn and as CELP invests in its senior management team.
•	During the third quarter, 95% of total water volumes came from produced water, and piped water represented approximately 40% of total water volumes. As commodity prices have improved and drilling activity has increased, CELP expects to have operating leverage with its cost structure and minimal maintenance capital expenditure requirements as volumes increase. CELP has several new pipelines under construction by the producers that will be coming online in the fourth quarter.
•	Our saltwater disposal facilities have substantial unused capacity to support growth with current utilization of approximately 45%. The operating leverage is very substantial as seen in our financial results, given the fixed and variable cost model in this segment.
•	The interest on CELP’s credit agreement is based on a floating rate, and LIBOR rates have continued to rise over the last quarter by approximately 15 basis points, and by nearly 76 basis points compared to this time last year. The reduction in outstanding debt upon amending the credit facility will favorably impact interest expense.
•	Distributions on preferred equity will be approximately $4.1 million per year, and the first quarterly distribution will be paid in November 2018.

CELP will file its quarterly report on Form 10-Q for the period ended September 30, 2018 with the Securities and Exchange Commission on November 13, 2018. CELP will also post a copy of the Form 10-Q on its website at www.cypressenergy.com.

CELP will host the Cypress Energy Partners’ Third-Quarter Earnings Conference Call on Tuesday, November 13, 2018, at 10:00 am EST (9:00 am CST) to discuss its third-quarter 2018 financial results. Analysts, investors, and other interested parties may access the conference call by dialing Toll-Free (US & Canada): 1-888-339-2688, Passcode 507 273 50, or International Dial-In (Toll): +1 617-847-3007, Passcode 507 273 50. An archived audio replay of the call will be available on the Investor section of our website at www.cypressenergy.com no later than 10:00 am EST (9:00 am CST) on November 15, 2018.

Non-GAAP Measures:

CELP defines Adjusted EBITDA as net income (loss), plus interest expense, depreciation, amortization and accretion expenses, income tax expenses, impairments, non-cash allocated expenses, and equity-based compensation, plus or minus other extraordinary or non-recurring items. CELP defines Adjusted EBITDA attributable to limited partners as net income (loss) attributable to limited partners, plus interest expense attributable to limited partners, depreciation, amortization and accretion attributable to limited partners, impairments attributable to limited partners, income tax expense attributable to limited partners, and equity-based compensation attributable to limited partners, plus or minus other extraordinary or non-recurring items attributable to limited partners. CELP defines Distributable Cash Flow as Adjusted EBITDA attributable to limited partners less cash interest paid, cash income taxes paid, maintenance capital expenditures, and cash distributions on preferred equity. These are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure; the ability of our assets to generate sufficient cash flow to make distributions to our unitholders; our ability to incur and service debt and fund capital expenditures; the viability of acquisitions and other capital expenditure projects; and the returns on investment of various investment opportunities. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted EBITDA attributable to limited partners, and Distributable Cash Flow are net income (loss) and cash flow from operating activities, respectively.  These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow should not be considered an alternative to net income, income before income taxes, net income attributable to limited partners, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. CELP believes that the presentation of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow will provide useful information to investors in assessing our financial condition and results of operations. CELP uses Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow as a supplemental financial measure to both manage our business and assess the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders, to evaluate our success in providing a cash return on investment, and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates and to determine the yield of our units, which is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships, as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Because Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA, Adjusted EBITDA attributable to limited partners and Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Reconciliations of (i) Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow, (ii) Net Income (Loss) attributable to limited partners to Adjusted EBITDA attributable to limited partners and Distributable Cash Flow and (iii) Net Cash Provided by Operating Activities to Adjusted EBITDA and Distributable Cash Flow are provided below.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts included or incorporated herein, may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements, and are subject to a number of risks and uncertainties. While CELP believes its expectations, as reflected in the forward-looking statements, are reasonable, CELP can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in CELP’s Annual Report filed on Form 10-K and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” CELP undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

About Cypress Energy Partners, L.P.

Cypress Energy Partners, L.P. is a master limited partnership that provides essential midstream services, including pipeline inspection, integrity, and hydrostatic testing services to various energy companies and their vendors throughout the U.S. and Canada. Cypress also provides saltwater disposal and environmental services to upstream energy companies and their vendors in North Dakota in the Bakken region of the Williston Basin. In all of these business segments, Cypress works closely with its customers to help them comply with increasingly complex and strict environmental and safety rules and regulations and to reduce their operating costs. Cypress is headquartered in Tulsa, Oklahoma.

Contact:	Cypress Energy Partners, L.P. Jeff Herbers, 918-947-5730 VP & Chief Financial Officer jeff.herbers@cypressenergy.com

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Balance Sheets
As of September 30, 2018 and December 31, 2017
(in thousands, except unit data)

	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$11,230	$24,508
Trade accounts receivable, net	51,027	41,693
Prepaid expenses and other	1,511	2,294
Assets held for sale	—	2,172
Total current assets	63,768	70,667
Property and equipment:
Property and equipment, at cost	23,694	22,700
Less: Accumulated depreciation	10,666	9,312
Total property and equipment, net	13,028	13,388
Intangible assets, net	23,433	25,477
Goodwill	50,370	53,435
Debt issuance costs, net	1,391	—
Other assets	285	236
Total assets	$152,275	$163,203

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable	$2,230	$3,757
Accounts payable - affiliates	3,656	3,173
Accrued payroll and other	14,132	9,109
Liabilities held for sale	—	97
Income taxes payable	708	646
Current portion of long-term debt	—	136,293
Total current liabilities	20,726	153,075
Long-term debt	76,129	—
Other non-current liabilities	369	143
Total liabilities	97,224	153,218

Owners' equity:
Partners’ capital:
Common units (11,946,040 and 11,889,958 units outstanding at
September 30, 2018 and December 31, 2017, respectively)	35,266	34,614
Preferred units (5,769,231 units outstanding at September 30, 2018)	44,671	—
General partner	(25,876)	(25,876)
Accumulated other comprehensive loss	(2,616)	(2,677)
Total partners' capital	51,445	6,061
Noncontrolling interests	3,606	3,924
Total owners' equity	55,051	9,985
Total liabilities and owners' equity	$152,275	$163,203

CYPRESS ENERGY PARTNERS, L.P.
Unaudited Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2018 and 2017
(in thousands, except unit and per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$84,778	$77,682	$226,072	$216,971
Costs of services	71,870	68,292	194,092	192,643
Gross margin	12,908	9,390	31,980	24,328

Operating costs and expense:
General and administrative	6,064	5,574	17,341	16,013
Depreciation, amortization and accretion	1,124	1,184	3,368	3,561
Impairments	—	—	—	3,598
(Gains) losses on asset disposals, net	(822)	208	(4,137)	95
Operating income	6,542	2,424	15,408	1,061

Other (expense) income:
Interest expense, net	(1,283)	(1,907)	(4,907)	(5,411)
;Debt issuance cost write-off	—	—	(114)	—
Foreign currency gains (losses)	97	557	(354)	824
Other, net	95	17	302	122
Net income (loss) before income tax expense	5,451	1,091	10,335	(3,404)
Income tax expense (benefit)	497	529	865	458
Net income (loss)	4,954	562	9,470	(3,862)

Net income (loss) attributable to noncontrolling interests	289	8	673	(1,290)
Net income (loss) attributable to partners / controlling interests	4,665	554	8,797	(2,572)
Net loss attributable to general partner	—	(1,000)	—	(2,750)
Net income attributable to limited partners	4,665	1,554	8,797	178
Net income attributable to preferred unitholder	1,045	—	1,412	—
Net income attributable to common unitholders	$3,620	$1,554	$7,385	$178

Net income per common limited partner unit:
Basic	$0.30	$0.13	$0.62	$0.02
Diluted	$0.26	$0.13	$0.59	$0.02

Weighted average common units outstanding:
Basic	11,940,032	11,884,196	11,924,183	10,902,838
Diluted	18,140,691	11,994,881	14,970,434	11,111,454

Weighted average subordinated units outstanding - basic and diluted	—	—	—	974,670

Reconciliation of Net Income (Loss) to Adjusted EBITDA to Distributable Cash Flow

	Three Months ended September 30,		Nine Months ended September 30,
	2018	2017	2018	2017
	(in thousands)
Net income (loss)	$4,954	$562	$9,470	$(3,862)
Add:
Interest expense	1,283	1,907	4,907	5,411
Debt issuance cost write-off	—	—	114	—
Depreciation, amortization and accretion	1,393	1,465	4,186	4,378
Impairments	—	—	—	3,598
Income tax expense	497	529	865	458
Non-cash allocated expenses	—	—	—	1,750
Equity-based compensation	361	371	908	1,137
Foreign currency losses	—	—	354	—
Losses on asset disposals, net	—	208	—	77
Less:
Foreign currency gains	97	557	—	824
Gain on asset disposals, net	769	—	4,039	—
Adjusted EBITDA	$7,622	$4,485	$16,765	$12,123

Adjusted EBITDA attributable to general partner	—	(1,000)	—	(1,000)
Adjusted EBITDA attributable to noncontrolling interests	412	163	1,076	(73)
Adjusted EBITDA attributable to limited partners / controlling interests	$7,210	$5,322	$15,689	$13,196

Less:
Cash interest paid, cash taxes paid, maintenance capital expenditures	1,469	1,910	5,897	6,380
Distributable cash flow	$5,741	$3,412	$9,792	$6,816

Reconciliation of Net Income Attributable to Limited Partners to Adjusted EBITDA Attributable to Limited Partners and Distributable Cash Flow

	Three Months ended September 30,		Nine Months ended September 30,
	2018	2017	2018	2017
	(in thousands)
Net income attributable to limited partners	$4,665	$1,554	$8,797	$178
Add:
Interest expense attributable to limited partners	1,283	1,907	4,907	5,411
Debt issuance cost write-off attributable to limited partners	—	—	114	—
Depreciation, amortization and accretion attributable to limited partners	1,277	1,322	3,804	3,952
Impairments attributable to limited partners	—	—	—	2,823
Income tax expense attributable to limited partners	490	517	844	442
Equity based compensation attributable to limited partners	361	371	908	1,137
Losses on asset disposals attributable to limited partners, net	—	208	—	77
Foreign currency losses attributable to limited partners	—	—	354	—
Less:
Foreign currency gains attributable to limited partners	97	557	—	824
Gain on asset disposals attributable to limited partners, net	769	—	4,039	—
Adjusted EBITDA attributable to limited partners	7,210	5,322	15,689	13,196

Less:
Cash interest paid, cash taxed paid and maintenance
capital expenditures attributable to limited partners	1,469	1,910	5,897	6,380
Distributable cash flow	$5,741	$3,412	$9,792	$6,816

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA to Distributable Cash Flow

	Nine Months ended September 30,
	2018	2017
	(in thousands)
Cash flows provided by operating activities	$6,620	$263
Changes in trade accounts receivable, net	9,395	11,583
Changes in prepaid expenses and other	(891)	765
Changes in accounts payable and accrued liabilities	(3,794)	(6,552)
Change in income taxes payable	(62)	271
Interest expense (excluding non-cash interest)	4,478	4,968
Income tax expense (excluding deferred tax benefit)	865	819
Other	154	6
Adjusted EBITDA	$16,765	$12,123

Adjusted EBITDA attributable to general partner	—	(1,000)
Adjusted EBITDA attributable to noncontrolling interests	1,076	(73)
Adjusted EBITDA attributable to limited partners / controlling interests	$15,689	$13,196

Less:
Cash interest paid, cash taxes paid, maintenance capital expenditures	5,897	6,380
Distributable cash flow	$9,792	$6,816

	Three Months				Nine Months
	Ended September 30,				Ended September 30,
	2018		2017		2018		2017
Total barrels of saltwater disposed (in thousands)	4,276		3,102		10,928		8,841
Average revenue per barrel	$0.78		$0.68		$0.81		$0.68
Water and environmental services gross margins	71.1%		60.4%		66.4%		61.2%
Average number of inspectors	1,263		1,211		1,160		1,160
Average number of U.S. inspectors	1,259		1,191		1,154		1,042
Average revenue per inspector per week	$4,675		$4,570		$4,552		$4,532
Pipeline inspection services gross margins	11.9%		10.2%		11.0%		9.6%
Average number of field personnel	23		21		22		18
Average revenue per field personnel per week	$12,839		$10,268		$13,178		$8,443
Pipeline and Process services gross margins	33.2%		24.8%		30.7%		15.6%
Maintenance capital expenditures (in thousands)	$255		$224		$518		$312
Expansion capital expenditures (in thousands)	$1,296		$511		$4,928		$802
Distributions (in thousands)	$2,509		$2,497		$7,521		$7,487
Coverage ratio	2.29	x	1.37	x	1.30	x	0.91	x